EXHIBIT 10.1

USURF AMERICA INC. APPOINTS TELECOM VETERAN TO BOARD OF DIRECTORS
8/25/2004

DENVER, Aug. 25 /PRNewswire-FirstCall/ -- Usurf America, Inc. (OTC Bulletin
Board: USUR), a leading provider of voice, video and high-speed broadband communications services, is pleased to announce the appointment of Byron Young to the Company's Board of Directors effective Aug. 13, 2004. Concurrently, Young will remain active as President of Usurf's newly acquired Texas subsidiary, Connect Paging Inc. d/b/a/ Get-A-Phone.

Young brings a wealth of practical, hands-on experience to Usurf's Board. He purchased Connect Paging in 2000, sold off all paging assets and refocused the company on dial tone. The company has grown to over 16,000 customers to date and revenues exceeding $9 million annually.

Prior to Connect Paging, Young founded Phone America in 1997 and Paging Express, Inc. in 1994. Phone America started as the first paperless agent program for prepaid dial tone in the state of Texas. Young propelled the company to service over 5,000 customers within the first 12 months of operations. When the Company merged with Trans National Telecommunications, Inc. in 1999, the customer base was in excess of 15,000 customers and revenues exceeded $9 million annually. Similarly, Young grew Paging Express, Inc. from a one mall kiosk to a five store paging and cellular chain with over 15,000 customers.

"We are extremely pleased to have someone with such insight and experience on our Board," said Doug McKinnon, CEO of Usurf America. "He definitely will become a tremendous asset as we begin to implement our new strategic business model."

About Usurf America, Inc. Based in Colorado Springs, Colo., Usurf America is implementing specific strategies designed to leverage the Company's IP-based software technology enabling fully ubiquitous voice, video and data product deployments in targeted geographic regions of the United States. For more information about Usurf America, please visit the Company's Web site at www.usurf.com.

SAFE HARBOR STATEMENT: Some information in this release is forward looking. These forward-looking statements may be affected by the risks and uncertainties in Usurf America's business. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Usurf America's Securities and Exchange Commission filings. Usurf America wishes to caution readers that certain important factors may have affected and could in the future affect its actual results and could cause actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of Usurf America. There are many factors that will determine whether Usurf America will be successful in its endeavors, including, without limitation, access to adequate capital and consumer acceptance of its telecommunications service offerings. Usurf America undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For further information please contact: Jim Mills, J.F. Mills/Worldwide for Usurf America, Inc., +1-303-639-6186, jfmills@jfmillsworldwide.com.